Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS SELECTED
OPERATING DATA FOR JUNE 2009 AND CREDIT FACILITY
UPDATE
MIDLAND, Texas — July 6, 2009 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today reported selected operating data for the month of June 2009. The well servicing rig count was unchanged at 414 as of June 30, 2009. Well servicing rig hours for the month of June 2009 were 38,900, producing a rig utilization rate of 39%, an increase from 37% in May 2009 and down from 79% in June 2008.
Drilling rig days for the month of June 2009 were 112 producing a rig utilization of 41%, unchanged from 41% in May 2009 and a decrease from 83% in June 2008.
Basic’s fluid services truck fleet was unchanged at 805 trucks as of June 30, 2009.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Well servicing utilization improved in June driven by stronger demand in oil-oriented markets that more than offset continued weakness in our gas markets. Strong and stable oil prices supported a resumption of routine maintenance and workover activity, particularly in our core Permian Basin market. Pricing remained fairly consistent across all service lines.
“In our May operating data report, we projected that revenues for the second quarter would be approximately 23-25% lower than the first quarter with each of our major business segments being equally affected. Based on our June operating activity, our second quarter revenues should be within that range.
“For the remainder of 2009, we expect moderate but steady improvement in demand for our services. Oil prices above $50 per barrel support a much higher level of maintenance and capital spending for oil-related projects than we have seen over the last six months, and we are encouraged by our customers’ comments regarding near term plans for drilling and workover projects commencing in the third quarter.

“While we expect gas activity to remain restrained until wellhead prices exceed $5 per mcf, we anticipate that many of our customers will resume investing in workover projects to maintain production from existing wells. And we expect pricing across all service lines will continue to be pressured through year-end as the industry markets substantially more equipment than demand can currently support.
“Preserving liquidity has been a primary objective this year. We have aggressively reduced headcount, reduced operating costs across the board and minimized capital spending. The effect of these spending and cost reduction initiatives will be fully reflected in the third quarter. We will continue to benefit from the relatively young age of our equipment fleet which will allow us to address projected improvements in utilization with a very low level of capital spending for the remainder of the year.”
Credit Facility Update
At June 30, 2009, Basic had $180.0 million outstanding under its credit facility with $28.8 million available for borrowing. Based on projected market conditions, Basic currently expects that it will not be in compliance with certain covenants under its credit facility in certain future periods. Basic expects to evaluate various alternatives in the next few months with respect to its credit facility. Pending amendment or modification of its credit facility, Basic does not currently expect to make any future borrowings under this credit facility. Basic’s cash position at June 30, 2009 was approximately $134 million. Basic believes that operating cash flows together with its cash and cash equivalents, including cash from anticipated financings, will be sufficient to fund its liquidity requirements for the foreseeable future.

OPERATING DATA

	Month ended
	June 30,		May 31,
	2009	2008	2009
Number of weekdays in period	22	21	21

Number of well servicing rigs: [1]
Weighted average for period	414	408	414
End of period	414	409	414
Rig hours (000s)	38.9	74.2	35.0
Rig utilization rate [2]	39%	79%	37%

Number of drilling rigs: [1]
Weighted average for period	9	9	9
End of period	9	9	9
Drilling rig days	112	224	113
Drilling utilization	41%	83%	41%

Number of fluid service trucks:
Weighted average for period	805	677	806
End of period	805	678	805

(1)	Includes all rigs owned during periods presented and excludes rigs held for sale.

(2)	Rig utilization rate based on the weighted average number of rigs owned during the periods being reported, a 55-hour work week per rig and the number of weekdays in the periods being presented.
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 3,900 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement:
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2008, and subsequent Form 10-Q’s filed with the SEC. While we make these statements and projections in good faith, neither Basic Energy Services nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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